UNITED STATES OF AMERICA

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 18, 2007

Commission File Number 1-7107

LOUISIANA-PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-7107	93-0609074
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)

414 Union Street, Suite 2000, Nashville, TN 37219

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (615) 986-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments

On October 18, 2007, Louisiana-Pacific Corporation (“LP”), on behalf of its Canadian operation, Louisiana-Pacific Canada, Ltd., announced it will permanently shut down operations at its St-Michel-des-Saints, Quebec, oriented strand board (OSB) mill. Production at the mill has been curtailed since August, 2006. A number of factors combined to put the mill in a poor competitive position for the foreseeable future, including the continued depressed housing market, oversupply in the OSB market, a strengthening Canadian dollar relative to the U.S. dollar and increasing wood cost in this area. The closure of the mill and the probable cancellation of a related forest license will require a non-cash charge against LP’s third-quarter 2007 earnings of approximately $47 million. This charge includes $24 million related to timber rights, $2 million related to roads, and $21 million to reduce the value of land, building and equipment associated with the mill to its net realizable value. LP also expects to record an additional $2 to $4 million in severance and other related costs in the fourth quarter of 2007 associated with this closure.

Separately, as part of the review of its quarterly financial statements, LP recorded in the third quarter additional impairments of its decking operations of $7.5 million and $1.5 million associated with the closure of an LVL facility in Eastern Oregon, to reduce its book value to its estimated sale price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/s/ Curtis M. Stevens
Curtis M. Stevens
Executive Vice President and Chief
Financial Officer
(Principal Accounting Officer)

Date: October 23, 2007